Exhibit 99.1

Hill-Rom Announces Appointment of James R. Giertz to Board of Directors

BATESVILLE, Ind., December 7, 2009 /PRNewswire-FirstCall/ — Hill-Rom Holdings, Inc. (NYSE: HRC), announced the appointment of James R. Giertz to its Board of Directors. Giertz is currently Senior Vice President and Chief Financial Officer of H.B. Fuller Company, a $1.4 billion formulator and marketer of adhesives, sealants, paints and other specialty chemical products. Previously, Giertz held executive financial and operating positions with GMAC Rescap, Donaldson Company and General Motors.

“Jim possesses a valuable combination of financial and operational experience and skills,” said Rolf A. Classon, chairman of the Board of Directors for Hill-Rom. “Originally trained as an engineer, Jim demonstrated a deft hand at navigating sophisticated financial matters as well as successful leadership of large operating divisions.”

Giertz began his career as a process engineer at General Motors. With the support of GM, he took a sabbatical to attend Harvard Business School. Upon returning to GM, he quickly moved up the ranks of the highly respected GM treasury organization, ultimately becoming Treasurer of GM Canada. He was later named General Motors’ Assistant Treasurer at their New York headquarters. He was then recruited to the CFO position at Donaldson Company, and later assumed a senior operating role in charge of all commercial and industrial products, with global responsibility for six autonomous business units. Giertz joined H.B. Fuller, his present employer, as CFO in 2008.

Giertz holds an MBA from Harvard University and a bachelor’s degree in Mechanical Engineering from Iowa State University.

“We are pleased to have a business leader of Jim’s depth and breadth in both financial and operational matters. His blend of financial acumen and business experience at large industrial enterprises will allow him to immediately provide significant contributions to an already strong and independent board,” commented Peter H. Soderberg, president and Chief Executive Officer for Hill-Rom.

ABOUT HILL-ROM
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, safe mobility and handling solutions, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom...enhancing outcomes for patients and their caregivers.

www.hill-rom.com

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